                    As filed with the Securities and Exchange
                         Commission on January 16, 2001

                                                      Registration No. 333-
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                             IMS Health Incorporated
             (Exact name of registrant as specified in its charter)

             Delaware                                    06-1506026
      (State or other jurisdiction                    (I.R.S. Employer
       of incorporation or organization)            Identification Number)

                                 200 Nyala Farms
                           Westport, Connecticut 06880
               (Address of principal executive offices) (Zip code)

                IMS Health Incorporated 2000 Stock Incentive Plan
    1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan
                              (Full title of Plans)
                    -----------------------------------------
                                 James C. Malone
                             Chief Financial Officer
                                 200 Nyala Farms
                           Westport, Connecticut 06880
                     (Name and address of agent for service)
                                 (203) 222-4200
                (Telephone number, including area code, of agent)
                    -----------------------------------------
                           Copy to Bonnie J. Roe, Esq.
                             Day, Berry & Howard LLP
                              One Canterbury Green
                           Stamford, Connecticut 06901
                                 (203) 977-7300

                         Calculation of Registration Fee
--------------------------------------------------------------------------------
Title Of           Amount To Be      Maximum         Maximum        Amount Of
Securities To       Registered       Offering       Aggregate     Registration
Be Registered                        Price Per    Offering Price     Fee (1)
                                     Share (1)         (1)
--------------------------------------------------------------------------------
Common Stock        18,674,797       $25.625      $478,541,673     $119,635.42
par value, $.01     shares (2)
per share (3)
--------------------------------------------------------------------------------

(1) Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average high and low price per share of Common Stock as reported on the New York Stock Exchange on January 8, 2001.
(2) Includes 18,448,293 shares issuable pursuant to the 2000 Stock Incentive Plan and 226,504 shares issuable under the Non-Employee Directors' Stock Incentive Plan.
(3) Includes Preferred Share Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


      This Registration Statement on Form S-8 is filed for the purpose of registering (i) 18,448,293 shares of common stock, par value $.01 (the "Common Stock"), of IMS Health Incorporated (the "Company") issuable pursuant to the Company's 2000 Stock Incentive Plan and (ii) 226,504 shares of Common Stock issuable pursuant to the 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan, as a result of an amendment to the Non-Employee Directors' Stock Incentive Plan on July 25, 2000. On December 18, 1998, the Company filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 (No. 333-69195) registering up to 80,000 shares of Common Stock issuable under the Non-Employee Directors' Stock Incentive Plan prior to its amendment in July 2000 (the "Prior Registration Statement"). On January 14, 1999, the Company filed Post-Effective Amendment #1 to its Form S-8 to reflect a 2-for-1 stock split ("Post-Effective Amendment #1"). Pursuant to General Instruction E of Form S-8, the Prior Registration Statement and the Post-Effective Amendment #1 are hereby incorporated by reference in this Registration Statement. This Registration Statement also covers shares issuable under the 2000 Stock Incentive Plan and the Non-Employee Directors' Stock Incentive Plan as a result of stock splits, stock dividends and similar transactions, as provided in the plans.

       On August 23, 2000, in connection with the spin-off of Synavant Inc. and the sale of Erisco Managed Care Technologies, Inc., the Company granted a total of approximately 10.8 million options (as adjusted for the Synavant spin-off) to employees worldwide, of which approximately 8.1 million were granted under the 2000 Stock Incentive Plan, approximately 129,000 were granted under the 1998 Non-Employee Directors' Stock Incentive Plan and approximately 2.6 million were granted under the 1998 IMS Health Incorporated Employees' Stock Incentive Plan. Pursuant to their terms, these options vest four years and nine months from the date of grant and are subject to accelerated vesting based on the achievement of certain performance thresholds by the Company's Common Stock, but were in no event exercisable before January 16, 2001. As a result of the achievement of these performance thresholds, 80% of the options vested and are currently exercisable. These grants were in addition to the Company's normal option grants made earlier in the year.

ITEM 3  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents previously filed with the Commission by the Company are incorporated by reference in this Registration Statement:

      (a)   The Prior Registration Statement;

      (b)   Post-Effective Amendment #1;

      (c) The Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 17, 2000;

      (d) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000;

      (e) The Company's Current Reports on Form 8-K filed on March 31, April 4, May 17, September 15, and October 18, 2000 and January 16, 2001;

      (f) The description of the Company's Common Stock contained in the Company's Form 10/A-2 filed on June 17, 1998;

      (g) The description of the Company's Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed on June 23, 1998.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered have been sold, or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4 DESCRIPTION OF SECURITIES

      Not required.

ITEM 5 INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

      The Company's Certificate of Incorporation provides that the Company shall indemnify directors and officers made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, to the fullest extent permitted by the laws of the State of Delaware. Such indemnification shall continue after an individual ceases to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such person. The Company's Certificate of Incorporation also provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

      The indemnification rights conferred by the Certificate of Incorporation of the Company are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company may also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

ITEM 8 EXHIBITS

      The following exhibits are incorporated herein by reference as indicated or filed herewith.

EXHIBIT NO.       DESCRIPTION
-----------       -----------

4.1 Restated Certificate of Incorporation of IMS Health Incorporated, dated May 29, 1998 (incorporated by reference to
                  Exhibit 3.1 to the Company's Registration Statement on Form 10, filed on June 12, 1998).

4.2 Certificate of Amendment of Restated Certificate of Incorporation of IMS Health Incorporated, dated March 22, 1999 (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 17, 1999).

4.3 Amended and Restated By-laws of IMS Health Incorporated (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form 10, filed on June 12, 1998).

4.4 The Rights Agreement, dated as of June 15, 1998, between IMS Health Incorporated and First Chicago Trust Company of New York (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A, filed on June 23, 1998).

4.5 Amendment No. 1 to the Rights Agreement, dated as of March 28, 2000, between IMS Health Incorporated and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed May 15, 2000).

4.6 Amendment No. 2 to the Rights Agreement, dated as of July 18, 2000, between IMS Health Incorporated and First Chicago Trust Company of New York (incorporated by reference to
                  Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed November 13, 2000).

5 Opinion of Day, Berry & Howard LLP as to the legality of the securities registered hereby, including consent of such counsel.

10.1              IMS Health Incorporated 2000 Stock Incentive Plan.

10.2 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan, as amended on July 25, 2000 and restated to reflect such amendment.

23.1              Consent of PricewaterhouseCoopers LLP.

23.2              Consent of Day, Berry & Howard LLP (See Exhibit 5).

24                Power of attorney (see signature page).

ITEM 9 UNDERTAKINGS

      A.    The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") that are incorporated by reference in the Registration Statement.

            (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication to such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westport, State of Connecticut, on December 19, 2000.

                                          IMS HEALTH INCORPORATED

                                          By:  /s/ David M. Thomas
                                               -------------------
                                          Name:  David M. Thomas
                                          Title: Chairman, President and
                                                 Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby constitutes David M. Thomas and James C. Malone and each of them singly, such person's true and lawful attorneys, with full power to them and each of them to sign for such person and in such person's name and capacity indicated below any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all such amendments.


Signature                   Title                              Date
---------                   -----                              ----

/s/ David M. Thomas         Chairman of the Board,             January 16, 2001
------------------------    President and Chief Executive
David M. Thomas             Officer

/s/ Gilles Pajot            Executive Vice President &         January 16, 2001
------------------------    Director
Gilles Pajot

/s/ James C. Malone         Chief Financial Officer            January 16, 2001
------------------------
James C. Malone


--------------------------  Director
Clifford L. Alexander, Jr.


------------------------    Vice Chairman and Director
Victoria R. Fash

/s/ John P. Imlay, Jr.      Director                           January 16, 2001
------------------------
John P. Imlay, Jr.


------------------------    Director
Robert Kamerschen

/s/ Robert J. Lanigan       Director                           January 16, 2001
------------------------
Robert J. Lanigan

/s/ H. Eugene Lockhart      Director                           January 16, 2001
------------------------
H. Eugene Lockhart

/s/ M. Bernard Puckett      Director                           January 16, 2001
------------------------
M. Bernard Puckett


/s/ William C. Van Faasen   Director                           January 16, 2001
-------------------------
William C. Van Faasen

/s/ Robert E. Weissman      Vice Chairman and Director         January 16, 2001
----------------------
Robert E. Weissman

                                INDEX OF EXHIBITS


EXHIBIT                       DESCRIPTION OF EXHIBITS
NUMBER

4.1 Restated Certificate of Incorporation of IMS Health Incorporated, dated May 29, 1998 (incorporated by reference to
                  Exhibit 3.1 to the Company's Registration Statement on Form 10, filed on June 12, 1998).

4.2 Certificate of Amendment of Restated Certificate of Incorporation of IMS Health Incorporated, dated March 22, 1999 (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 17, 1999).

4.3 Amended and Restated By-laws of IMS Health Incorporated (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form 10, filed on June 12, 1998).

4.4 The Rights Agreement, dated as of June 15, 1998, between IMS Health Incorporated and First Chicago Trust Company of New York (incorporated by reference to Exhibit 1 to the registrant's Registration Statement on Form 8-A filed on June 23, 1998).

4.5 Amendment No. 1 to the Rights Agreement, dated as of March 28, 2000, between IMS Health Incorporated and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed May 15, 2000).

4.6 Amendment No. 2 to the Rights Agreement, dated as of July 18, 2000, between IMS Health Incorporated and First Chicago Trust Company of New York (incorporated by reference to
                  Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed November 13, 2000).

5 Opinion of Day, Berry & Howard LLP as to the legality of the securities registered hereby, including consent of such counsel.

10.1              IMS Health Incorporated 2000 Stock Incentive Plan.

10.2 1998 IMS Health Incorporated Non-Employee Directors' Stock Incentive Plan, as amended on July 25, 2000 and restated to reflect such amendment.

23.1              Consent of  PricewaterhouseCoopers LLP.

23.2              Consent of Day, Berry & Howard LLP (See Exhibit 5).

24                Power of attorney (see signature page).